EXHIBIT 10.68


          KEY EXECUTIVE RETENTION, SEVERANCE AND NON-COMPETITION PLAN

          Panamerican Beverages, Inc., a company organized under the laws of the Republic of Panama (the "Parent Company") hereby adopts this Key Executive Retention, Severance and Non-Competition Plan (the "Plan") on September 18, 2002 for the benefit of certain executives who are in a position to contribute materially to the success of the Parent Company and its subsidiaries, including, without limitation, Panamco, LLC (collectively, the "Company").

          1. Purpose. The Company believes that its ability to retain and motivate key executives may be adversely affected if, as a means of enhancing shareholder value, the Company considers or enters into a Change of Control (as defined below) transaction. For this reason, the Company has adopted the Plan with its principal purpose to: (i) assure that the Company will have the continued dedication and objectivity of its key executives, notwithstanding the possibility, threat or occurrence of a Change of Control; and (ii) to provide its key executives with an incentive to continue employment with the Company and to motivate its key executives to maximize the value of the Company upon a Change of Control for the benefit of its stockholders. The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company.

          2. Certain Defined Terms. Certain capitalized terms used in the Plan have the meaning set forth in Section 9 of the Plan.

          3. Benefits.

             (a) Subject to Section 3(c), in the event that a Participant's employment terminates as a result of Involuntary Termination at any time during the Change of Control Window, then the Participant shall be entitled to the following benefits:

                 (i) Cash Severance Payment. The Participant shall receive a cash payment in an amount (the "Severance Amount") equal to the product of: (A) the Participant's Annual Compensation; and (B) the Participant's Severance Multiple. The Severance Amount shall be paid in a lump sum, less all applicable withholding taxes, within 30 days of the Involuntary Termination. The Severance Amount shall not be taken into account for purposes of determining benefits under any other qualified or non-qualified plans of the Company.

                 (ii) Continued Employee Welfare Benefits. The Participant (and any person entitled to claim by or through such Participant) shall receive continued provision of the Company's standard group employee insurance coverages (e.g., health, dental, disability and life), as elected by the Participant and in effect immediately prior to the Involuntary Termination, for a period (the "Company-Paid Coverage Period") that commences upon the Involuntary Termination and terminates upon the earlier of: (A) the expiration of the period (measured in the number of years and/or fractions thereof equal to the Participant's Severance Multiple) immediately following such Involuntary Termination; or (B) the date that the Participant becomes covered under another employer's group health, dental, disability or life insurance plans that provide the

                 Participant with comparable benefits; provided, however, that if the continuation of any or all of such insurance coverages are not permitted under the terms of the Company's group insurance plans, the Company shall arrange for the provision of substantially equivalent insurance coverages to be provided under alternative plans or arrangements that provide such coverages on substantially the same terms and at a cost to such Participant that is not greater than that incurred by such Participant (determined on an after-tax basis) immediately prior to such Involuntary Termination. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for the Participant and his dependents shall be the date upon which the Company-Paid Coverage Period terminates.

                 (iii) Accelerated Vesting of Options and Restricted Stock. If such Involuntary Termination occurs prior to the date of the Change of Control, such Participant's outstanding stock options and restricted stock granted under the Company's Equity Incentive Plan (the "EIP") shall fully vest and, in the case of stock options, become exercisable as of the date of Involuntary Termination.

                 (iv) Accrued Salary and Vacation. The Participant shall be paid all salary and accrued vacation pay earned through the date of such Participant's Involuntary Termination, less all applicable withholding taxes. Such payment shall be made at the same time as the Severance Amount.

                 (v) Relocation Allowance for Expatriates. The Company shall provide each Participant who is an Expatriate an additional cash payment of $25,000.00, to be paid at the same time as the Severance Amount.

             (b) Upon a Change of Control, each Participant (i) who is then employed by the Company or (ii) whose employment terminated prior to such Change of Control as a result of an Involuntary Termination during the Change of Control Window shall become entitled to receive, in lieu of any payments that the Participant may be entitled to receive under the Company's Annual Incentive Plan for the year in which the Change of Control occurs, a lump-sum payment equal to the product of: (A) the Participant's target bonus (using the base 1x multiple) for the year in which the Change of Control occurs; and (B) the number of days from January 1 to the date of the Change of Control divided by 365. Such payment shall be made within 30 days of the date of the Change of Control.

             (c) No Participant shall be entitled to receive the benefits set forth in Section 3(a) and, if applicable, Section 6(a)(i) hereof unless he first executes a Release (substantially in the form of Exhibit "A" hereto) in favor of the Company and others set forth in Exhibit "A" relating to all claims or liabilities of any kind relating to his employment with the Company or a subsidiary thereof and the termination of such employment.

          4. Nonqualifying Termination. In the event a Participant's employment is terminated (a) for any reason during any period other than the Change of Control Window, (b) during the Change of Control Window, by reason of his voluntary resignation (and such resignation does not constitute an Involuntary Termination), death or disability or (c) during the Change of Control Window, by the Company for Cause, then such Participant shall not be entitled to receive severance or other benefits under the Plan.

          5. Acceleration under Equity Incentive Plan. Except as otherwise provided in Section 3(a)(iii) hereof, each Participant's outstanding stock options and restricted stock granted under the EIP shall vest and, in the case of stock options, become exercisable, as provided by and subject to the terms of the EIP.

          6. Excise Tax Gross-Up; Limitation on Payments.

             (a) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment to a Participant would be subject to the Excise Tax, then:

                 (i) Level 1 Employee. If a Participant is a Level 1 Employee, then such Participant shall be entitled to receive an additional payment (the "Gross-Up Payment") in an amount such that, after payment by such Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, such Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                 (ii) Level 2 Employee. If a Participant is a Level 2 Employee, then the amounts payable to such Participant shall be reduced (reducing first the Payment under Section 3(a)(i), second the Payment under Section 3(b) and third the Payment under Section 3(a)(iii), unless an alternative method or order of reduction is elected by such Participant) to the maximum amount as will result in no portion of the Payments being subject to such Excise Tax (the "Safe Harbor Cap"), but only if the net after-tax amount that would be received by such Participant, taking into account all applicable federal, state and local income taxes and the Excise Tax, is greater than the net after-tax amount that would be received by such Participant if Payments are not reduced to the Safe Harbor Cap. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to such Participant under the Plan (and no other Payments) shall be reduced, unless consented to by such Participant.

             (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment or a reduction to the Safe Harbor Cap is required, the amount of such Gross-Up Payment or reduction and the assumptions to be utilized in arriving at such determination, shall be made by the firm engaged as the Parent Company's accountants immediately prior to the Change of Control (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Company and such Participant within 15 business days of the receipt of notice from such Participant that there has been a Payment or such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by a Level 1 Employee, it shall deliver to such

Participant a written opinion to such effect and to the effect that failure to report the Excise Tax on such Participant's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. If the Accounting Firm determines that a reduction to the Safe Harbor Cap is required in the case of a Level 2 Employee, then the Accounting Firm shall deliver to such Participant a written opinion to that effect, and that failure to report the Excise Tax on such Participant's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 6(b), shall be paid by the Company to such Participant within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and such Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (or that all or a portion of the reductions pursuant to Section 6(a)(ii) should not have been made) (the "Underpayment") or that Payments have been made to or for the benefit of a Participant in excess of the limitations provided in Section 6(a)(ii) (an "Excess Payment"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 6(c) and a Level 1 Employee thereafter is required to make a payment of any Excise Tax (or, if it is otherwise determined by the Accounting Firm or a court of competent jurisdiction that an Underpayment has occurred with respect to a Level 2 Employee), the Accounting Firm shall determine that amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of such Participant, together with interest on such amount at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date such amount would have been paid to such Participant until the date of payment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to such Participant made on the date such Participant received the Excess Payment and such Participant shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of such Participant's receipt of such Excess Payment until the date of such repayment.

             (c) A Participant shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than 30 days after such Participant actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of such Participant to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to such Participant under this Section 6 except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which such Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies such Participant in writing prior to the expiration of such period that the Company desires to contest such claim, such Participant shall:

                 (i) give the Company any information reasonably requested by the Company relating to such claim;

                 (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to such Participant;

                 (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

                 (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold such Participant harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
Section 6, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct such Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and such Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company directs such Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to such Participant, on an interest-free basis, and shall indemnify and hold such Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of such Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and such Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

             (d) If, after the receipt by such Participant of an amount advanced by the Company pursuant to Section 6(c), such Participant becomes entitled to receive any refund with respect to such claim, such Participant shall (subject to the Company's complying with the requirements of Section 6(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by such Participant of an amount advanced by the Company pursuant to Section 6(c), a determination is made that such Participant shall not be entitled to any refund with respect to such claim, and the Company does not notify such Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

             (e) Notwithstanding any other provision of this Section 6, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of such Participant, all or any portion of the Gross-Up Payment, and such Participant hereby consents to such withholding.

          7. Restrictive Covenants.

             7.1 Non-competition/Non-Solicitation at Option of the Company in Return for Payment.

             (a) As an inducement to the Company to provide the payments and benefits to the Participants under the Plan, each Participant acknowledges and agrees that in the event of such Participant's termination of employment for any reason (whether or not occurring during the Change of Control Window), the Company shall have the right (but not the obligation) to require a Participant to comply with the restrictions set forth in Section 7.1(b) for a term measured in years and fractions thereof equal to the Participant's Severance Multiple (the "Non Compete Term"), provided that if such Participant's employment is not terminated by reason of an Involuntary Termination during a Change of Control Window (and therefore is not entitled to receive the payments and benefits set forth in Section 3(a) hereof), then such Participant need not comply with the restrictions set forth in this Section 7.1 unless the Company shall pay to such Participant an amount equal to the amount that would have been payable to such Participant as a Severance Amount (assuming solely for such purpose that such Participant were entitled to such amount under
Section 3(a) upon his termination of employment), with such amount to be paid in equal monthly installments over the Non-Compete Term.

             (b) Each Participant acknowledges and agrees that, so long as the Company complies with its obligations to provide the payments required under
Section 3 or Section 7.1(a), as applicable, he shall not, directly or indirectly, (i) engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company (for this purpose, any business that engages in soft drink beverage distribution in any area in the world in which the Company engages in the soft drink beverage distribution business shall be deemed to be in competition with the Company) during the Non-Compete Term; provided that such provision shall not apply to the Participant's ownership of common stock of the Parent Company or the acquisition by the Participant, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Exchange Act, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Participant does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation; or (ii) for himself or for any other person, firm, corporation, partnership, association or other entity: (A) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months; (B) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company; or (C) make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers.

             7.2 Nondisclosure. Each Participant acknowledges and agrees that, as a condition of his participation in the Plan (whether or not the Company elects to trigger the obligations set forth in Section 7.1 (b)), he shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Participant with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Participant in confidence and as a fiduciary, and Participant shall remain a fiduciary to the Company with respect to all of such information. For purposes of the Plan, "Confidential Information" means information disclosed to the Participant or known by the Participant as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Participant) prior to or after the date of adoption of the Plan, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Participant from disclosing Confidential Information to the extent required by law.

             7.3 Acknowledgment by Participant. As a condition of his participation in the Plan, each Participant shall acknowledge and confirm that
(a) the restrictive covenants contained in this Section 7: (i) are reasonably necessary to protect the legitimate business interests of the Company, and
(ii) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, (b) his full, uninhibited and faithful observance of each of the covenants contained in this Section 7 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors and (c) the restrictions contained in this Section 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and permitted assigns.

             7.4 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

             7.5 Injunction. The Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 7 by the Participant or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess. Each Participant shall, as a condition of his participation in the Plan, acknowledge the rights of the Company under this Section 7.5.

          8. Plan Administration.

             8.1 The Committee. The Plan shall be interpreted, administered and operated by the Compensation Committee of the Board of Directors of the Parent Company ("Board"), or such other committee designated by the Board to interpret, administer and operate the Plan (the "Committee"). The Committee shall have complete authority, in its sole discretion (subject to the express provisions of the Plan and the obligation imposed hereby to act in good faith) to interpret the Plan and to make any determinations necessary or advisable for the administration of the Plan.

             8.2 Administration. The Committee may delegate any of its duties to such person or persons as it may determine in its sole discretion from time to time to assist the Committee in the administration of the Plan. Consistent with the requirements of ERISA and the regulations thereunder of the Department of Labor, the Committee shall provide adequate written notice to any Participant whose claim for benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and affording such Participant a full and fair review of the decision denying the claim.

             8.3 Participants. The Committee shall from time to time select the employees (each a "Participant" and collectively, the "Participants") who are to participate in the Plan. The Company shall advise each Participant of his participation in the Plan by a letter (the "Award Letter"), which shall include the Level (1 or 2) at which he will participate and his corresponding Severance Multiple under the Plan and such other terms and conditions not inconsistent with the Plan. Each Participant shall sign the Award Letter and return it to the Company with an acknowledgment that the Participant has read the Plan, understands his rights and obligations under the Plan, and agrees to be bound by its terms and conditions. Without conferring any rights whatsoever upon a Participant or employee of the Company, it is generally intended that individual Participants will be assigned a level of participation as follows:
(i) the Chief Executive Officer of the Company and each vice president or other senior executive of Panamco, LLC that reports directly to the Chief Executive Officer (but excluding any director, manager or staff-level employee that reports directly to the Chief Executive Officer) may be assigned Level 1 status; and (ii) director-level employees of Panamco, LLC may be assigned Level 2 status.

             8.4 Termination or Amendment of Plan. The Plan shall expire on September 18, 2005; provided, however, that on September 18, 2003 and on each September 18 thereafter (any such anniversary being referred to herein as a "Renewal Date") the term of the Plan shall be extended for one additional year unless the Board has determined, subject to the remainder of this Section 8.4, at least 90 days in advance of the immediately succeeding Renewal Date that the term of the Plan shall not be so extended. The Board shall have the right, prior to a Change of Control, in its sole discretion, to approve the termination or amendment of the Plan; provided, however, that no such action which would adversely affect the rights or potential rights of a Participant shall be taken by the Board without the consent of such Participant from the time the Board is informed at a regular or special meeting as to the identity of a person that may desire to enter into a Change of Control until, in the opinion of the Board, such person or the Board has abandoned or terminated any potential Change of Control. In no event shall this Plan be terminated or amended following a Change of Control in any manner which would adversely affect the rights or potential rights of a Participant under this Plan with respect to such Change of Control without the consent of such Participant.

          9. Certain Definitions.

             9.1 "Annual Compensation" shall mean: (i) the Participant's current base salary (determined immediately prior to the Involuntary Termination and without regard to any decrease in such salary giving rise to the Involuntary Termination); and (ii) the Participant's target bonus for the year in which the Involuntary Termination occurs (using the base 1x multiple).

             9.2 "Cause" shall mean: (i) an action or omission of the Participant that constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties as an employee of the Company which is not cured within 90 days after receipt by the Participant of written notice of same and which termination is affirmed by a majority vote of the full Board; (ii) fraud, embezzlement, misappropriation of funds or breach of trust by the Participant in connection with the performance of such Participant's services to the Company; (iii) the Participant's conviction of any crime which involves dishonesty or a breach of trust; or
(iv) gross negligence in connection with the performance of such Participant's services to the Company, which is not cured within 90 days after written receipt by the Participant of written notice of same and which termination is affirmed by a majority vote of the full Board. Any termination of employment for Cause shall be made in writing to the Participant, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Any determination of Cause by the Board shall be binding and conclusive on all parties.

             9.3 "Change of Control" shall be deemed to have occurred if: (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than under any employee benefit plan of the Parent Company, and excluding stockholders of the Parent Company who are stockholders of the Parent Company as of the date of adoption of the Plan), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Company representing 50% or more of the combined voting power of the Parent Company's then outstanding securities;
(ii) during any period of two consecutive years

(not including any period prior to the adoption of the Plan) individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Parent Company to effect a transaction described in clause
(i), (iii) or (iv) of this Section 9.3) whose election by the Parent Company's stockholders was recommended by the Board with a vote of at least three-quarters of the directors still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so recommended, cease for any reason to constitute at least a majority of the Board; (iii) the consummation of a merger or consolidation of the Parent Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Parent Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of the surviving entity) more than 50% of the combined voting power of the voting securities of the Parent Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the stockholders of the Parent Company approve a plan of complete liquidation of the Parent Company or an agreement for the sale or disposition by the Parent Company of all or substantially all of the Parent Company's assets.

             9.4 "Change of Control Window" shall mean the period that commences 90 days prior to (a) the occurrence of a Change of Control or (b) any public announcement of the intention to undertake a transaction that if consummated would result in a Change of Control, and terminates (i) in the case of a Level 1 Employee, upon the expiration of the three-year period following the date of such Change of Control or (ii) in the case of a Level 2 Employee, upon the expiration of the 24-month period following the date of such Change of Control.

             9.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

             9.6 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

             9.7 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

             9.8 "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

             9.9 "Expatriate" shall mean a Participant who the Company has required, in connection with such Participant's employment with the Company and its affiliates, to relocate such Participant's principal place of employment to a location other than such Participant's Original Location.

             9.10 "Involuntary Termination" shall mean: (a) any termination of the Participant's employment by the Company other than for Cause; or (b) the termination of the Participant's employment by the Participant following the occurrence of (i) without the Participant's express written consent, a material reduction in a Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities relative to the Participant's position, authority, duties or responsibilities in effect immediately prior to the Change of Control, including the assignment to the Participant of any duties inconsistent in any material respect with the Participant's position, authority, duties or responsibilities in effect immediately prior to the Change of Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) without the Participant's express written consent, the Company's requiring the Participant's principal place of employment to be based at any location beyond fifty (50) miles of the location of such Participant's principal place of employment as it existed immediately prior to the Change of Control, except for travel reasonably required in the performance of the Participant's responsibilities; (iii) a reduction in the Participant's then-current base salary or bonus opportunity; or (iv) a material reduction in any of the Participant's then-current material benefits or perquisites, including without limitation and as applicable, life insurance, health insurance, disability insurance, dental insurance, car allowance and vacation days. For purposes of this definition, solely with respect to the occurrence following the first anniversary of a Change of Control of an event described in Section 9.10(b), a Participant's termination of his or her employment following the occurrence of such event shall not be treated as an Involuntary Termination unless such Participant notifies the Company of such event within 90 days of such Participant's knowledge of the occurrence of such event.

             9.11 "Level 1 Employee" shall mean each Participant who the Committee has determined shall participate as a Level 1 employee.

             9.12 "Level 2 Employee" shall mean each Participant who the Committee has determined shall participate as a Level 2 employee.

             9.13 "Original Location" shall mean the location (city and country) in which a Participant's principal place of employment with the Company and its affiliates was located immediately prior to the first instance in which the Company required a change in such Participant's principal place of employment.

             9.14 "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

             9.15 "Severance Multiple" shall mean:

                   (a) with respect to a Level 1 Employee, three; and

                   (b) with respect to a Level 2 Employee, one and one-half.

          10. General Provisions

             10.1 Assignment. Each Participant's rights under the Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

             10.2 Governing Law. Except to the extent preempted by ERISA, the Plan shall be governed by and construed in accordance with the laws of the State of Florida without reference to principles of conflict of laws.

             10.3 Successors. The Plan shall be for the benefit of and binding upon the Participants and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, and upon the Company and its successors (including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise). The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely, unconditionally to assume and agree to perform under the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

             10.4 Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in the Plan shall not affect the enforceability of the remaining portions of the Plan or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Plan shall be declared invalid, the Plan shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

             10.5 Section Headings and Gender. The section headings contained the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

             10.6. No Duty to Mitigate. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate the amount of any payment contemplated by the Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

             10.7 Noncumulation of Benefits. A Participant may not cumulate the benefits provided under the Plan with any severance benefits, social costs or the like ("Other Severance Benefits") that such Participant may be entitled to by agreement with the Company (including, without limitation, pursuant to an employment agreement) or under applicable law in connection with the termination of his employment. To the extent that a Participant receives any Other Severance Benefits, then the payments and benefits payable hereunder to such participant shall be reduced by a like amount. To the extent the Company is required to provide payments or benefits to any Participant under the Worker Adjustment and Retraining Notification Act (or any state, local or foreign law relating to severance or dismissal benefits), the benefits payable hereunder shall be first applied to satisfy such obligation.

             10.8 No Employment Agreement. The Plan does not obligate the Company to continue to employ a Participant. The Participant's employment is and shall, subject to the terms of any applicable written employment agreement between the Company and Participant, continue to be at-will, as defined under applicable law.

             10.9 No Funding of Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company as a result of his participation in the Plan.

             10.10 Indemnification. If a Participant seeks, in any action, suit or arbitration, to enforce or to recover damages for breach of his rights under the Plan, the Participant shall be entitled to recover from the Company promptly as incurred, and shall be indemnified by the Company against, any and all expenses and disbursements, including attorneys' fees, actually and reasonably incurred by the Participant, provided that a Participant shall not be entitled to indemnification if it is finally determined that the action was brought by the Participant frivolously or in bad faith.

                                                                   EXHIBIT "A"
                               RELEASE AGREEMENT

          In consideration of the mutual promises, payments and benefits provided for in the annexed Panamerican Beverages, Inc. Key Employee Retention and Severance Plan (the "Plan"), and the release from [insert employee's name] (the "Employee") set forth herein, Panamerican Beverages, Inc. (the "Company") and the Employee agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Plan.

          1. The Employee acknowledges and agrees that the Company is under no obligation to offer the Employee the payments and benefits set forth in the annexed Plan, unless the Employee consents to the terms of this Release Agreement. The Employee further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.

          2. The Employee voluntarily, knowingly and willingly releases and forever discharges the Company and its affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, "Releasees"), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee's employment relationship with the Company or any its Affiliates, or the termination thereof, or under any statute, including, but not limited to, the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, each as amended, and any other federal, state or local law or judicial decision.

          3. The Employee acknowledges and agrees that he/she shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2.

          4. Nothing herein shall be deemed to release: (i) any of the Employee's rights under the Plan; or (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Company or any of its affiliates.

          5. In consideration of the Employee's release set forth in paragraph 2, the Company knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Company now has or hereafter can, shall or may have against him/her by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Company, provided, however, that nothing herein is intended to release any claim the Company may have against the Employee for any illegal conduct.

          6. The Employee acknowledges that the Company has advised him/her to consult with an attorney of his/her choice prior to signing this Release Agreement. The Employee represents that, to the extent he/she desires, he/she has had the opportunity to review this Release Agreement with an attorney of his/her choice.

          7. The Employee acknowledges that he/she has been offered the opportunity to consider the terms of this Release Agreement for a period of at least forty-five (45) days, although he/she may sign it sooner should he/she desire. The Employee further shall have seven additional days from the date of signing this Release Agreement to revoke his/her consent hereto by notifying, in writing, the General Counsel of the Company. This Release Agreement will not become effective until seven days after the date on which the Employee has signed it without revocation.


Dated: ____________________              _______________________________
                                                [Employee Name]


                                         PANAMERICAN BEVERAGES, INC.

                                         By:____________________________
                                         Title: